Exhibit 10.37

Executive Park West III

4716 Gettysburg Road

Mechanicsburg, PA

Second  Addendum to Lease Agreement

This Second Addendum is made as of the 1st day of November 2012 by and between Old Gettysburg Associates III, LP a Pennsylvania limited partnership (“Landlord”), and Select Medical Corporation a Delaware corporation (“Tenant”).

BACKGROUND:

A.            Landlord and Tenant are parties to that certain Office Lease Agreement dated June 17, 1999 (as amended by the First Addendum dated April 25th, 2008 thereto, the “Lease”) pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, approximately 43,919 rentable square feet of space in the building located at 4716 Gettysburg Road, Mechanicsburg, Pennsylvania.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

B.            Landlord and Tenant now desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

Effective January 1 2013 the following terms contained in the Basic Lease shall be amended as follows:

1.              On January 1, 2013 rent shall increase by 2% to $28.58/rsf and remain fixed until December 31, 2017.

2.              Beginning January 1, 2018 rent shall increase by 2%.  Thereafter, rent shall increase annually on January 1st by 2%

All other terms and conditions contained in the Lease and not amended hereby remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Addendum to be duly executed.

Landlord: Old Gettysburg Associates III, LP

By:	/s/ John M. Ortenzio
Select Realty Investments I, LLC as General Partner
John M. Ortenzio, Manager

Date:	November 1, 2012

Tenant: Select Medical Corporation

By:	/s/ Michael E. Tarvin

Michael E. Tarvin
(Print name)

Title:	Executive Vice President, General Counsel & Secretary

Date:	November 1, 2012